SECURITIES AND EXCHANGE COMMISSION
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                            ICN Pharmaceuticals, Inc.
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                (Name of Registrant as Specified in Its Charter)
                   ICN Committee to Maximize Shareholder Value
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

The following is the text of a press release issued by the ICN Committee to Maximize Shareholder Value on May 14, 2001:

           The ICN Committee to Maximize Shareholder Value Responds to
                           ICN Pharmaceuticals Lawsuit



New York, New York, May 14, 2001/ -- The ICN Committee to Maximize Shareholder Value had the following comment with regard to the lawsuit against it and its members announced last week by ICN Pharmaceuticals:

"We are compelled once again to express our dismay at the tactics resorted to by the management of ICN Pharmaceuticals. We are disappointed, but not surprised, that they have chosen to spend more of ICN shareholders' money on spurious litigation, in what we regard as a misdirected effort to do anything possible to discourage the Committee and its nominees, to frustrate a legitimate exercise of shareholder democracy and, above all, to avoid addressing on the merits serious issues of management and ICN's sidelined restructuring plan."

"ICN's claims that the Committee's proxy materials are misleading are wholly without merit. We find ICN's allegations ludicrous on their face and believe this will be apparent to anyone who has read the Committee's proxy materials and is familiar with the public statements of ICN and its chairman over the past twelve months or more. We will, if need be, defend their lawsuit vigorously."

"We are in particular dismayed - but again, not really surprised - that ICN, despite having once before been obliged to retract a statement lacking an independent factual foundation, has opted to cast aspersions through innuendo. In the case of Mr. Lee, snipping a thirteen word quote from a fifteen paragraph press release. Anyone reading the full PolyMedica press release quoted by ICN would learn, among other things, that PolyMedica also confirmed: `To date [April 2, 2001], neither the FBI nor the DOJ has directly contacted any member of PolyMedica or Liberty senior management concerning any investigation. There has never been an assertion of fraud by any government agency regarding any of the [inquiries described in the press release]'. The full text of that press release can be found at PolyMedica's website, http://www.polymedica.com."

"In Mr. Burkhardt's case, ICN has conveniently omitted to mention that following the announcement of his intention to wage a consent solicitation, Wisconsin Central Transportation announced it was pursuing strategic alternatives, including a sale of the company, and that within days after he `failed' in his consent solicitation, the company agreed to be acquired at a premium in a $1.2 billion transaction."

Enquiries:
Eric Knight
SSP-Special Situations Partners Inc.
Tel. + (377) 93 10 61 40